STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Classic Rules Judo Championships, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and with no meeting of the stockholders of said corporation for consideration thereof being necessary pursuant to Section 242(b)(1) of the General Corporation Law of the State of Delaware as the proposed amendment is to change the corporation's corporate name. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

> FIRST: The name of the corporation (hereinafter called the "corporation") is Judo Capital Corp.

SECOND: That, after resolution of its Board of Directors, no special meeting of the stockholders of said corporation was called or held nor was action taken by written consent of the stockholders as the amendment is to change the corporation's corporate name, and pursuant to Section 242(b)(1) of the General Corporation Law of the State of Delaware, no stockholder vote or approval is necessary.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 14th day of February, 2017.

By: [signature]
Title: President & CEO
Name: Lorenzo DeLuca

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:27 PM 02/15/2017
FILED 04:27 PM 02/15/2017
SR 20170937597 - File Number 4062666